SEALE AND  BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

 www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Artesanias Corp., of our report dated January 29, 2014 on our audit of the balance sheet of Artesanias Corp. as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2013 and from inception on December 31, 2013 through December 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 15, 2014

50 S. Jones Blvd.Suite 201- Las Vegas. NY 89107  Phone: (888)727-8251 Fax: (888)782-2351